EXHIBIT 99.2
                                                                    ------------



                                [GRAPHIC OMITTED]
                    [LOGO - METROMEDIA INTERNATIONAL GROUP]

FOR IMMEDIATE RELEASE

                         METROMEDIA INTERNATIONAL GROUP
        ANNOUNCES UPDATE ON ITS ASSET SALE PROCESS AND BUSINESS STRATEGY

        ANNOUNCES PAYMENT OF INTEREST ON SENIOR NOTES WITHIN GRACE PERIOD

              ANNOUNCES UPDATE ON TIMING OF FILING OF ITS FORM 10-K


NEW YORK, APRIL 30, 2003 -- Metromedia International Group, Inc. (the "Company") (OTCBB:MTRM), the owner of interests in various communications and media businesses in Eastern Europe, the Commonwealth of Independent States and other emerging markets, today announced a substantial revision to the program of asset sales it initiated last year. First, the Company has stopped efforts to sell its core telephony assets in favor of pursuing further development of these businesses. Accordingly, the following properties are being withdrawn from the market: PeterStar, a competitive local exchange carrier in St. Petersburg, Russia, in which the Company has a 71% equity interest; BCL, a competitive local exchange carrier in St. Petersburg, Russia, in which the Company has a 100% equity interest; and Magticom, a GSM mobile telephony operator in Tbilisi, Georgia, in which the Company has a 34% equity interest. Second, while the Company will continue marketing of its cable TV and remaining radio station properties, the pace of that marketing effort will be moderated, allowing sufficient time for the Company to realize higher sale proceeds. As disclosed in the Company's February 3, 2003 press release, Communications Equity Associates ("CEA") has been engaged to assist the Company in this marketing effort. CEA contact information is provided below.

The Company announced that yesterday it had remitted $8.05 million to U.S. Bank Corporate Trust Services, the trustee of its $152.0 million 10 1/2 % Senior Discount Notes due 2007 (the "Senior Notes"), thereby effecting the required interest payment within the 30-day grace period provided under the Senior Notes. This amount reflects the $7.98 million coupon payment that was due on the Senior Notes as of March 30, 2003, plus interest accrued since that date.

Management anticipates that its annual audited financial statements, for the fiscal year ended December 31, 2002, will be completed by mid June 2003 and that the Company will file with the SEC its Annual Report on Form 10-K by the end of June 2003. Management also anticipates that it will be able to file its Quarterly Report on Form 10-Q, for the fiscal quarter ended March 31, 2003, by the end of June 2003 with the SEC.

In making these announcements, Mark Hauf, Chairman, President and Chief Executive Officer of the Company commented: "The actions we are announcing today reflect the considerable progress we've made in the past two months to address financial pressures the Company has been facing. Debt has been reduced by nearly one-third as a result of the transaction concluded with Adamant and announced last week, which also generated $5 million in cash. Liquidity pressures have been further relieved through a program of overhead reductions that will cut annual overhead run-rate to $3 million to $5 million by year end. Additional liquidity will be realized from near-term dividend and asset sale proceeds. These measures provide a realistic basis for pursuing development rather than sale of our core businesses, creating opportunity for our financial stakeholders to participate in future value generation within these businesses. Reduced liquidity pressures also afford us time to pursue the sale of remaining non-core businesses at a pace more likely to yield best returns for our stakeholders. While we have not yet fully resolved all financial difficulties the Company has been facing, we believe pre-conditions for a successful restructuring of the Company are now in place. Our actions today are consistent with preparation for the realization of that strategic view".

METROMEDIA INTERNATIONAL - INTEREST PAYMENT                               Page 2


ABOUT METROMEDIA INTERNATIONAL GROUP
------------------------------------

Metromedia International Group, Inc. is a global communications and media company. Through its wholly owned subsidiaries and its business ventures, the Company owns and operates communications and media businesses in Eastern Europe, the Commonwealth of Independent States and other emerging markets. These include a variety of telephony businesses including cellular operators, providers of local, long distance and international services over fiber-optic and satellite-based networks, international toll calling, fixed wireless local loop, wireless and wired cable television networks and broadband networks and FM radio stations.

This news release contains certain forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, and various other factors beyond the Company's control. This also includes such factors as are described from time to time in the SEC reports filed by Metromedia International Group, Inc., including its most recently filed quarterly report on Form 10-Q and the Company's annual report on Form 10-K for the year ended December 31, 2001. In particular, this includes uncertainties in the Company's ability to successfully restructure its remaining Senior Notes, raise sufficient additional cash through asset sales or cash repatriations from its ventures to meet its remaining debt and operating obligations. If the Company is not able to reach agreements that favorably resolve the issues described here, the Company may have to resort to certain other measures, including ultimately seeking the protection afforded under the United States Bankruptcy Code. Furthermore, any negotiated restructuring of the Company's indebtedness may require that the Company seek the protection afforded under the reorganization provisions of the United States Bankruptcy Code in order to successfully effectuate a restructuring. Since the Company cannot assure you that it will be successful in meeting or restructuring its obligations, there remains reasonable doubt about the Company's ability to continue as a going concern. The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

Please visit our website at WWW.METROMEDIA-GROUP.COM.

CONTACTS:

METROMEDIA INTERNATIONAL GROUP, INC.

Ernie Pyle
Senior Vice President Finance,
Chief Financial Officer, Treasurer and Secretary

(212) 527-3800, # 112

CEA BERATUNGS- UND BETEILIGUNGSGESELLSCHAFT MBH

Christian von Drathen
Executive Director

Prinzregentenstrasse 56
80538 Munich
Germany

Phone: +49 (89) 290725-120
E-mail: drathen@cea-europe.com